Exhibit 99.1

Fred's Reports Fourth Quarter and Full Fiscal Year 2013 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 27, 2014--Fred's, Inc. (NASDAQ:FRED) today reported financial results for the 13-week fourth quarter and 52-week fiscal year ended February 1, 2014, versus a 14-week fourth quarter and 53-week period last year.

For the fourth quarter ended February 1, 2014, Fred's net income totaled $4.0 million or $0.11 per diluted share, which includes an impact of $0.06 per share related to a LIFO inventory adjustment, which tripled from the adjustment last year, and a year-end inventory reserve for general merchandise categories that the Company will be exiting, as they do not fit with Fred's long-term strategic plan. The earnings from operations of $6.4 million or $0.17 per share compares with $5.6 million or $0.15 per share in the comparable year-earlier period, which excludes $1.0 million or $0.03 per diluted share related to the extra week in the fourth quarter last year. For fiscal year 2013, Fred's net income totaled $26.0 million or $0.71 per diluted share compared with $29.6 million or $0.81 per diluted share in the prior year, which included a benefit of approximately $4.2 million or $0.12 per diluted share for favorable tax credits related to a state income tax settlement, adjustments for other tax-related assumptions and estimates, as well as the benefit of the 53rd week. Excluding these items, Fred's earnings per diluted share for fiscal 2013 increased 8% from $0.66 per diluted share, on an adjusted basis, for the prior year.

Fred's total sales for the 13-week fourth quarter of fiscal 2013 were $495.1 million compared with $533.4 million for the 14-week fourth quarter last year. Fred's total sales for 52-week fiscal 2013 were $1.939 billion versus $1.955 billion for 53-week fiscal 2012.

To make the fourth quarter and fiscal year 2013 results comparable with those of the prior-year periods, the Company eliminated the first week of the fourth quarter and fiscal year 2012 to make similar 13- and 52-week periods. On this adjusted basis, total sales increased 0.5% for the fourth quarter and increased 1.4% for fiscal year 2013. The fourth quarter comparable store sales, on an adjusted basis, increased 0.1% compared with a decrease of 2.8% in the prior-year period. On an adjusted basis, comparable store sales for fiscal 2013 increased 0.6% versus a decrease of 1.4% for fiscal 2012.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "Our company's performance in the fourth quarter reflected all the difficulties that have been cited throughout the retail sector recently as we dealt with the unusually harsh weather of the past several months and a significant 24% increase in the cost of generic drugs, which reduced gross margin by 100 basis points in our Pharmacy department. Operationally, we achieved earnings of $0.17 per share for the quarter.

"Despite the impact of the sales miss for the quarter, we experienced continued momentum in the performance of our reconfiguration departments," Efird continued, "with Hometown Auto & Hardware achieving a comparable store sales increase of 1.5% for the quarter. Pharmacy department sales, relative to total sales, increased to 38.6% from 36.2% last year. Additionally, we were able to leverage selling, general and administrative expenses by 40 basis points in the fourth quarter, despite the sales loss.

"As we enter the first quarter of 2014, we estimate that the weather impact on sales and expenses and the lingering effects of the utility bills will be contained to the first quarter," Efird added. "However, the impact of generic drug price increases will be felt in both the first and second quarters, as our programs to mitigate the significant rise in generic costs are implemented and begin to take effect, and as our team works with payers to reset appropriate reimbursement rates. We estimate that these two events will have a combined impact in the range of $0.10 to $0.12 per share during the first two quarters of 2014, which is reflected in our guidance. We remain confident in our overall 2014 plan and our ability to achieve earnings growth after absorbing these events."

Fred's gross profit for the fourth quarter of 2013 declined 10% to $133.6 million from $148.6 million in the prior-year period. Gross margin for the quarter decreased 90 basis points to 27.0% from 27.9% in the same quarter last year. The deleveraging for the quarter was driven by inventory markdown reserves on product categories that the company has decided to exit in the coming year. These markdowns are in line with the strategies laid out in the Company's reconfiguration plan. The general merchandise margins also were negatively affected by the continued sales mix shift to lower-margin consumables and higher inventory shrinkage. Also, during the fourth quarter, LIFO expense on pharmacy department inventory increased 172% over 2012, adversely affecting overall gross margin by approximately 30 basis points as result of a large inflationary increase for drugs in January. Gross profit for fiscal year 2013 decreased 1% to $560.8 million from $566.3 million in the prior-year period.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, leveraged 40 basis points to 25.9% of sales from 26.3% of sales in the prior-year quarter. The leveraging of expenses in the fourth quarter was driven by proceeds from the sale of pharmacy script files, a reduction in advertising expense, a decrease in annual incentive payments and lower amortization expense as a result of the change in pharmacy intangible file life from five to seven years. This leveraging of expense was partially offset by increasing occupancy-related expenses. In fiscal year 2013, selling, general and administrative expenses leveraged 10 basis points to 26.9% from 27.0% of sales in fiscal year 2012.

For the fourth quarter of 2013, earnings before interest, taxes, depreciation and amortization, or EBITDA, a non-GAAP measure, declined 22% to $15.2 million or 3.1% of sales compared with $19.3 million or 3.6% of sales in the year-earlier quarter. For fiscal year 2013, EBITDA increased 2% to $80.2 million or 4.1% of sales, up from $78.6 million or 4.0% of sales in fiscal year 2012.

For the fourth quarter of 2013, operating income, which is equivalent to earnings before interest and taxes, or EBIT, also a non-GAAP measure, declined 34% to $5.6 million or 1.1% of sales compared with $8.5 million or 1.6% of sales in the prior-year period. For fiscal year 2013, operating income increased slightly to $39.2 million or 2.0% of sales from $39.1 million or 2.0% of sales in fiscal year 2012.

During the fourth quarter, Fred's opened three net new locations, consisting of four full-service store openings, four new Xpress pharmacy locations and the closure of four full-service stores and one Xpress pharmacy location. During fiscal year 2013, Fred's opened 25 new locations, comprising 11 new stores and 14 new Xpress pharmacies. Fred's also closed 25 stores and eight Xpress locations during the past year.

The Company provides the following guidance for the first quarter of 2014 and the upcoming full fiscal year:

  Total sales for the first quarter of 2014 are expected to be flat to up 2%.
  Comparable store sales for the first quarter are expected to be flat to down 2% reflecting poor weather conditions and weather-related store closings that have affected Lawn & Garden and other seasonal merchandise. This compares with a decrease of 1.3% in the first quarter last year.
  Earnings per diluted share for the first quarter are forecasted to be in the range of $0.23 to $0.27 compared with $0.31 last year. The lower earnings are attributed to sales pressures on higher margin seasonal product departments as well as the significant impact of higher generic drug pricing on pharmacy department gross margin.
  Based on this outlook, the Company expects total earnings per diluted share for 2014 to be in the range of $0.74 to $0.80, an increase of 4% to 13% over $0.71 for 2013.

Currently, Fred's, Inc. operates 704 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's fourth quarter 2013 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 27, 2014.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks Ended February 1, 2014	14 Weeks Ended February 2, 2013	Percent Change
Net sales	$495,033	$533,380	(7.2)%
Operating income	$5,565	$8,491	(34.5)%
Net income	$3,966	$6,556	(39.5)%
Net income per share, basic and diluted	$0.11	$0.18	(38.9)%
Average shares outstanding:
Basic	36,597	36,478
Diluted	36,802	36,579

	52 Weeks Ended February 1, 2014	53 Weeks Ended February 2, 2013	Percent Change
Net sales	$1,939,246	$1,955,275	(0.8)%
Operating income	$39,198	$39,078	0.3%
Net income	$26,015	$29,629	(12.2)%
Net income per share, basic and diluted	$0.71	$0.81	(12.3)%
Average shares outstanding:
Basic	36,558	36,584
Diluted	36,720	36,711

FRED'S, INC.
Unaudited Fiscal 2013 Fourth Quarter Results
(in thousands, except per share amounts)

	13 Weeks Ended February 1, 2014	% of Total	14 Weeks Ended February 2, 2013	% of Total
Net sales	$495,033	100.0%	$533,380	100.0%
Cost of goods sold	361,433	73.0%	384,781	72.1%
Gross profit	133,600	27.0%	148,599	27.9%
Depreciation & amortization	9,588	1.9%	10,823	2.0%
Selling, general and administrative expenses	118,447	24.0%	129,285	24.3%
Operating income	5,565	1.1%	8,491	1.6%
Interest expense, net	110	0.0%	147	0.0%
Income before income taxes	5,455	1.1%	8,344	1.6%
Provision for income taxes	1,489	0.3%	1,788	0.4%
Net income	$3,966	0.8%	$6,556	1.2%
Net income per share, basic and diluted	$0.11		$0.18
Weighted average shares outstanding:
Basic	36,597		36,478
Diluted	36,802		36,579

Unaudited Fiscal 2013 Results
(in thousands, except per share amounts)

	52 Weeks Ended February 1, 2014	% of Total	53 Weeks Ended February 2, 2013	% of Total
Net sales	$1,939,246	100.0%	$1,955,275	100.0%
Cost of goods sold	1,378,405	71.1%	1,388,943	71.0%
Gross profit	560,841	28.9%	566,332	29.0%
Depreciation & amortization	41,047	2.1%	39,541	2.0%
Selling, general and administrative expenses	480,596	24.8%	487,713	25.0%
Operating income	39,198	2.0%	39,078	2.0%
Interest expense, net	487	0.0%	549	0.0%
Income before income taxes	38,711	2.0%	38,529	2.0%
Provision for income taxes	12,696	0.7%	8,900	0.5%
Net income	$26,015	1.3%	$29,629	1.5%
Net income per share, basic and diluted	$0.71		$0.81
Weighted average shares outstanding:
Basic	36,558		36,584
Diluted	36,720		36,711

FRED'S, INC.
Unaudited Balance Sheet
(in thousands)

	February 1,	February 2,
	2014	2013
ASSETS:
Cash and cash equivalents	$6,725	$8,129
Inventories	361,993	353,266
Receivables	35,161	35,943
Other non-trade receivables	37,490	33,273
Prepaid expenses and other current assets	13,245	13,134
Total current assets	454,614	443,745
Property and equipment, net	153,392	158,457
Intangibles	54,580	41,873
Other non-current assets	3,582	3,078
Total assets	$666,168	$647,153

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$125,925	$115,830
Current portion of indebtedness	2,974	1,263
Accrued expenses and other	44,618	44,000
Deferred income taxes	24,446	24,234
Total current liabilities	197,963	185,327

Long-term portion of indebtedness	2,244	12,241
Deferred income taxes	-	4,732
Other non-current liabilities	14,413	13,581
Total liabilities	214,620	215,881
Shareholders' equity	451,548	431,272
Total liabilities and shareholders' equity	$666,168	$647,153

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, ext. 2217
Executive Vice President and
Chief Financial Officer